Exhibit 10

Grover N. Wray    |    Executive Vice President, Human Resources

February 13, 2009

Mrs. Ranjana Clark

1136 Berkeley Ave.

Charlotte, NC 28203

Dear Ranjana,

On behalf of Christina Gold, it is my pleasure to extend this offer of employment with Western Union, LLC, an affiliate of The Western Union Company (“Western Union” or the “Company”). We are looking forward to you joining us as Executive Vice President, Global Payments, and Global Strategy. If you choose to accept this offer, your start date will be mutually agreed upon, but no later than March 30, 2009.

Exempt Salary

As discussed, your gross annual starting salary will be $580,000 payable in accordance with the Company’s regular payroll practices. You will be eligible for a merit review and potential salary increase in March 2010.

Bonus

You will also be eligible to participate in the Company’s 2009 Incentive Plan (“Incentive Plan”), with a target bonus of 100% of your annualized base salary, the 1st year to be guaranteed at no less than target (or $580,000) payable in March, 2010, provided that the Company may in its sole discretion pay more than the guaranteed amount. In the event your employment is terminated without Cause (as defined in the 2006 Long-Term Incentive Plan) by Western Union prior to the payment of the 2009 guaranteed incentive bonus, the full amount will be paid to you upon such termination. Your future bonus payouts, if any, will be based on your achievement of established performance measures, the Company’s achievement of established financial performance goals and in accordance with the Incentive Plan’s terms and conditions.

Benefits

You will be eligible to participate in the Company’s health, welfare and financial security benefit programs on the same terms as similarly situated employees of the Company at the location where you will be employed. Health and welfare benefit eligibility begins on the first day of the month following or coinciding with your start date. Additional information regarding benefits and enrollment information will be reviewed with you on or shortly after your first day of employment. Finally, please understand that the Company reserves the right to amend or terminate any or all of its employee benefit plans and corporate policies at any time, in its sole discretion.

Stock Options/Restricted Stock Units

Subject to the approval of the Compensation and Benefits Committee of The Western Union Company Board of Directors (the “Compensation Committee”), you will receive a new hire equity grant of an option to purchase shares of common stock of The Western Union Company as well as a grant of restricted stock units, a performance-based cash award and a Career Share Award, pursuant to the terms of the Company’s Long-Term Incentive Plan (“LTIP”).

You will also receive a sign-on bonus as set forth below.

New Hire Equity Grant:

$1,400,000 (granted as  1/3 Options,  1/3 Restricted Stock Units and  1/3 Performance Based Cash). Options vest pro-rata over 4 years. Restricted Stock Units have a 3 year cliff vest. Performance-Based Cash Awards awarded in

2009 vest 50% after year 2 and 50% after year 3.

One-time award $500,000 Career Shares (granted as Restricted Stock Units with 4 year cliff vesting).

Sign-On Bonus:	$1,300,000 to be paid as:

70% Cash - 50% of the cash portion less taxes and deductions payable within 30 days of your hire date, with the balance of the cash portion payable on your six month anniversary date.

30% Restricted Stock Units awarded at time of hire with 3-year cliff vesting.

You will be required to repay a prorated portion of the cash portion of the signing bonus received (based on the number of full months remaining of the 24 after your termination date), if you terminate your employment with Western Union, other than a termination for Good Reason following a Change of Control pursuant to the Company Severance Policy, within 24 months of your date of hire.

The dollar values of these awards at the time of grant do not change. However, based on share price at the time of the grants, the number of shares/units and options may vary. Pending approval of the Compensation Committee, the option grant strike price will be based on the later of the approval date or your hire date. If Company policies preclude the granting of the equity on such dates, the equity grant date will be the fifth (5th) market day following the company’s next quarterly earnings release.

In addition, beginning in 2010 you will be eligible for consideration for annual awards of stock options, restricted stock units, and a performance-based cash award, all in equal one-third increments, valued at $1,400,000 (“Annual Long Term Incentive Award”). All awards under the LTIP require the approval of the Compensation Committee and the execution by you of an agreement containing certain restrictive covenants such as non-solicitation, non-competition and non-disclosure commitments. All recommendations for LTIP awards will be made in accordance with Western Union’s current equity guidelines, subject to the approval of the recommendation. All your rights and obligations with respect to any options, restricted stock units, performance-based cash awards, and any other LTIP awards granted to you are subject to the terms and conditions of the LTIP as well as the terms and conditions of the applicable award agreements. If you do not receive materials reflecting your grants within three months of your start date, please let me know immediately.

Supplemental Incentive Savings Plan (Deferred Compensation)

If you accept this offer, you will be eligible to participate in The Western Union Company Supplemental Incentive Savings Plan, a nonqualified deferred compensation plan. Plan information and enrollment materials will be provided separately. Eligibility for this program is subject to approval by Western Union’s Employee Benefits Committee.

Severance

As a member of the Western Union Executive Committee, you are eligible for coverage under The Western Union Company Severance/Change in Control Policy (Executive Committee Level), to be amended and restated effective dated February 17, 2009, subject to its terms and conditions as the same may be amended by the Company from time to time in its sole discretion.

Relocation

If you accept this offer, you agree to relocate to the Denver area. You will be eligible for relocation assistance and reimbursement for relocation expenses pursuant to the Western Union’s relocation policy; however, as we have discussed, you will be eligible for temporary living for a period of up to six (6) months, reimbursement for weekly round-trip visits home during that period, your miscellaneous relocation allowance will be $48,333, and the company will reimburse 75% of the total loss of your home as defined in the attachment to the Senior Executive Relocation Policy titled “The Western Union Domestic Policy Update-Loss on Sale Assistance-Transitory Provision SVP/Sr. Executive Level (Tiers VI and VII)”. Jeri Blackwell, Global Mobility Manager, will contact you within 48 hours after we receive a signed copy of this letter. Please note that if you resign from, or are terminated for cause by the Company within a period of 12 months after your starting/transfer date, you will refund, at a prorated amount, to the Company expenses incurred by the Company as a result of your relocation/transfer. This prorated amount will be based on the portion of the twelve-month period you have been employed by the Company. Please contact Jeri at (720) 332-4890 with any questions relating to your relocation. At your convenience, Jeri will be available to initiate the services of an Educational Consultant available to assist your family with decisions about educational options. (Senior Executive Relocation Policy attached.)

Other Agreements

As a condition of your employment with the Company, you may be required to sign an agreement regarding non-solicitation, non-competition, confidentiality, and arbitration of employment disputes. You will also be subject to all Company policies applicable to the Company’s employees, including but not limited to the Western Union Code of Conduct.

Drug Screen

As one of the requirements for employment, you will be required to complete a drug screen within 48 hours of accepting of this offer. If you fail to complete your drug screen within the 48-hour timeframe, this offer of employment may be rescinded.

Immigration Reform & Control Act

In compliance with the Immigration Reform and Control Act of 1986, on your first day of work we ask that you bring documents that will establish your identity and your eligibility to work in the United States. Some examples include your driver’s license and social security card, your birth certificate, or a current passport.

At Will Statement

Please understand that this offer does not constitute a contract or a guarantee of continued employment for any period of time. As is the case throughout Western Union and its subsidiaries and affiliated companies, employment is “at will” and may be terminated by either you or the Company at any time for any reason. The terms and conditions of employment may be changed at any time at the sole discretion of management. This offer is also, of course, contingent upon our receiving favorable results acceptable to the Company from your references and background investigation, satisfactory completion by you, of all required security clearance and training applicable to your position, drug screen, and provision by you of original documentation which verifies your right to work in the United States.

Acceptance

Ranjana, I hope you will accept this offer. Feel free to call me at my office (720) 332 5995, or on my cell phone (303) 475-4911, if you have any questions or need additional clarification of this offer. Please indicate your decision and confirm your acceptance of terms described in this letter by signing, dating, and returning one signed copy of this letter to me within seven (7) days of receipt. Please fax a copy of this letter to Becky Lape at (720) 332 8211. Prior to faxing, please contact Becky at (720) 332-6415. On your first day of employment, please submit your completed new hire forms to the Staffing Office.

Sincerely,

Grover N. Wray
EVP, Human Resources
Western Union

I accept your offer of employment as described in this letter.

Ranjana Clark

Date: 2/13/09

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